SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a)
              of the Securities Exchange Act of 1934
                       (Amendment No.      )


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
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[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12


                        Excel Industries, Inc.

         (Name of Registrant as Specified in Its Charter)

                        Excel Industries, Inc.

            (Name of Person(s) Filing Proxy Statement)

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     6(i)2 or Item 22(a)(2) of Schedule 14A.
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     Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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          computed pursuant to Exchange Act Rule 0-11 (set forth
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          state how it was determined):
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                        NOTICE AND PROXY STATEMENT
                      ANNUAL MEETING OF SHAREHOLDERS

                         EXCEL INDUSTRIES, INC.


Notice of Annual Meeting

To the Shareholders of Excel Industries, Inc.:

     You are hereby notified that the Annual Meeting of Shareholders of Excel Industries, Inc., an Indiana corporation, will be held at the Quality Hotel City Centre, 300 South Main
Street, Elkhart, Indiana, on Thursday, April 18, 1996 at 10:00 a.m. (Eastern Standard Time) for the following purposes:

     1.   To elect six (6) directors for a term of one year.

     2. To ratify the appointment of Price Waterhouse LLP as independent auditors for the current fiscal year ending December
28, 1996.

     3. To transact such other business as may properly come before the meeting.

     The shareholders of record at the close of business on February 23, 1996, are entitled to notice of and to vote at the meeting in person. PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you attend the meeting, you may, if you so desire, withdraw your proxy and vote in person.




                                   Joseph A. Robinson
                                   Secretary

Elkhart, Indiana
March 12, 1996

                            1996 PROXY STATEMENT


Annual Meeting of Shareholders

     All shareholders of record on February 23, 1996, are entitled to vote at the Annual Meeting to be held at the Quality Hotel City Centre, 300 South Main Street, Elkhart, Indiana, on the eighteenth day of April, 1996 at 10:00 a.m. (Eastern Standard Time). All shareholders unable to attend such meeting who wish to vote their shares upon the business to be transacted at such meeting are requested to mark, sign and date the accompanying form of proxy and return it in the addressed, postage-paid envelope enclosed for your convenience. The proxy is revocable by you at any time before it is voted, and the signing of such proxy will not affect your right to vote in person if you attend the meeting. All proxies returned, and not so revoked, will be voted in accordance with their terms.

     As stated in the Notice, the matters to be considered at the meeting are the election of six directors, ratification of the appointment of independent auditors, and the transaction of such other business as may properly come before the meeting.

     The solicitation of the accompanying form of proxy is made on behalf of the Board of Directors of the Corporation. The expense of the solicitation of the proxies for this meeting will be borne by the Corporation. The solicitation will be made through the use of the mails and by personal solicitation through regular employees of the Corporation who will not be additionally compensated therefor.

     The mailing address of the principal executive offices of the Corporation is Excel Industries, Inc., 1120 North Main Street, Elkhart, Indiana 46514. This Proxy Statement and the enclosed form of proxy were first sent or given to shareholders on approximately March 12, 1996.


Outstanding Shares

     As of February 15, 1996, the Corporation had outstanding 10,708,320 common shares, without par value. Each shareholder is entitled to one vote upon any proposal submitted to the meeting for each share standing of record in his name on February 23, 1996.


Principal Shareholders

     Set forth below is certain information concerning the only persons known to the Corporation, as of February 15, 1996, to beneficially own 5% or more of the Corporation's outstanding common shares. The percentages set forth for the Convertible Note Holders in the column entitled "Percent of Class" are calculated by dividing the number of common shares listed for each Convertible Note Holder in the "Amount and Nature of Beneficial Ownership" column by the sum of (i) 10,708,320 common shares outstanding on February 15, 1996, and (ii) the number of common shares which the particular Convertible Note Holder has a right to acquire. The percentages therefore represent the maximum percentage of outstanding commonshares that a particular Convertible Note Holder would own if only that Convertible Note Holder, and no other, had converted the convertible notes held by it. The percentages set forth for the Common Shareholders are calculated assuming no conversion of any of the Convertible Notes. Accordingly, all of the percentages in this column, including in particular the percentages applicable to shareholders which do not hold any convertible notes, are higher than they would be if some or all of the outstanding convertible notes of the Corporation had been converted.

 Name and Address of       Amount and Nature of        Percent
 Beneficial Owner          Beneficial Ownership        of Class
Common Shareholders
     J.P. Morgan & Co.,
     Incorporated            1,014,430 shares<F1>         9.5%
     60 Wall Street
     New York, NY  10015

     Farmers Group, Inc.        912,600 shares<F2>        8.5%
     4680 Wilshire Boulevard
     Los Angeles, CA 90010

     First Chicago              870,803 shares<F3>        8.1%
     NBD Corporation
     One First National Plaza
     Chicago, IL  60607

     Dimensional Fund Advisors,
     Inc.                       600,259 shares<F4>        5.6%
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA  90401

     The Capital Group
     Companies, Inc.            536,000 shares<F5>        5.0%
     333 South Hope Street
     Los Angeles, CA 90071

Convertible Note Holders
     CIGNA Corporation         821,535 shares<F6>         7.1%
     One Liberty Place
     Philadelphia, PA  19101

     CIGNA Mezzanine Partners
     II, L.P.                  693,308 shares<F7>         6.1%
     900 Cottage Grove Road
     Bloomfield, CT  06002

     Paul Revere Investment
     Management Company        756,773 shares<F8>         6.6%
     40 Westminster Street
     Providence, RI  02903


     <F1>In a Schedule 13G filed with the Securities and Exchange
Commission (the"Commission"), J.P. Morgan & Co., Incorporated ("Morgan") disclosed that it and its subsidiaries had acquired beneficial ownership of 1,014,430 common shares. Morgan has the sole power to dispose of all such shares and sole power to vote 594,200 of such shares.

     <F2>In a Schedule 13G dated February 6, 1996, and delivered to the Corporation, B.A.T. Industries p.l.c. ("BAT") disclosed that Farmers Group, Inc. ("FGI") had acquired beneficial ownership of 912,600 common shares through subsidiaries of FGI, by insurance exchanges for which FGI acts as attorney-in-fact or by benefit plans for employees of FGI and its subsidiaries for which FGI has investment discretion. FGI, which is an insurance company and an indirect, wholly owned subsidiary of BAT, has shared voting and shared dispositive power with respect to all of such shares.

     <F3>In a Schedule 13G dated February 9, 1996 and filed with the Commission, First Chicago NBD Corporation ("NBD") disclosed that it had acquired beneficial ownership of 870,803 common shares. NBD has sole voting power with respect to 852,653 of such shares, sole investment power with respect to 844,803 of such shares, and shared investment power with respect to 25,000 of such shares.

     <F4>In a Schedule 13G dated February 7, 1996 and delivered to the Corporation, Dimensional Fund Advisors, Inc. ("DFA") disclosed that an aggregate of 600,259 common shares had been acquired by DFA Investments Dimensions Group Inc., an investment company (the "Fund"), DFA Investment Trust Company, a Delaware business trust, investment vehicles for qualified employee benefit plans all of which DFA services as investment manager. DFA has sole voting power with respect to 427,759 of such shares, and certain officers of DFA, in their capacities as officers of the Fund and the Trust, vote an additional aggregate of 172,500 shares. DFA has sole dispositive power with respect to all 600,259 shares. DFA disclaims beneficial ownership of all of such shares.

     <F5>In a Schedule 13G dated February 9, 1996 and delivered to the Corporation, The Capital Group Companies, Inc. ("CGC") disclosed that Capital Guardian Trust Company ("CGTC"), a subsidiary of CGC, had acquired beneficial ownership of 536,000 common shares. CGTC has sole investment power with respect to all of such shares, and sole voting power with respect to 501,000 of such shares.

     <F6>Represents (i) 820,238 common shares which may be acquired on conversion of the convertible notes of the Corporation owned by Connecticut General Life Insurance Company ("CGLIC") (703,061 shares) and Life Insurance Company of North America (117,177 shares), two subsidiaries of CIGNA Corporation (collectively "CIGNA") and (ii) 1,297 common shares indirectly owned by CGLIC. CIGNA will have sole voting and investment power over any shares acquired upon conversion of such convertible notes. CIGNA disclaims beneficial ownership of the shares indirectly owned by CGLIC, but may be deemed to have shared voting and investment power with respect to such shares.

    <F7>Represents common shares which may be acquired on
conversion of convertible notes owned by CIGNA Mezzanine Partners
II, L.P. ("CMP"). CIGNA is the ultimate parent of the general partner of CMP. CMP will have sole voting and investment power over any shares acquired upon conversion of such convertible notes.

     <F8>Represents common shares which may be acquired on
conversion of convertible notes owned by The Paul Revere Life Insurance Company (227,032 shares), The Paul Revere
Protective Life Insurance Company (90,812 shares), Balboa Insurance Company (60,542 shares) and the Textron Collective Inv. Trust Fund B (378,387 shares), all of which are affiliates of Textron, Inc., the parent company of The Paul Revere Investment Management Company ("PRIMCO"). PRIMCO is an investment adviser and will have sole voting and investment power over any shares acquired upon conversion of such convertible notes.

                   ELECTION OF DIRECTORS


     Six persons, all of whom are members of the present Board, are nominees for election at the Annual Meeting as directors to hold office until the next Annual Meeting or until their successors have been elected. If the enclosed proxy is duly executed and received in time for the meeting and if no contrary specification is made as provided therein, it is the intention of the persons named therein to vote the shares represented thereby for those six persons. The six persons elected will comprise the entire membership of the Board of Directors of the Corporation. There will not be cumulative voting for the election of directors. If any nominee shall be unable to serve, an event which the Board of Directors does not anticipate, the proxy shall be voted for the person designated by the Board to replace such nominee.

     With respect to each of such nominees, the following information is furnished:

     James O. Futterknecht, Jr., 49, joined the Company in 1970, was Vice President-Corporate Sales from 1976 until 1984, was Vice President-Automotive Products from 1984 until 1987, was Vice President-Automotive Sales and Engineering from 1987 to 1990 and was Executive Vice President from 1990 to 1992. He was elected as President and Chief Operating Officer and was appointed as a director in 1992. In 1995, he was elected to the additional offices of Chairman of the Board and Chief Executive Officer.

     Joseph A. Robinson, 57, joined the Company as Secretary, Treasurer and Chief Financial Officer in December 1991, and was appointed as a director in 1992. Prior to that time, he was employed by The Standard Products Co., a manufacturer of automotive parts, as Vice President from 1990 to 1991 and as Vice President-Finance from 1976 to 1990.

     Dr. John G. Keane, 65, has been a director since 1992. He has been Dean and Professor of Strategic Management of the College of Business Administration of the University of Notre Dame since 1989. From 1984 to 1989, Dr. Keane was the director of the United States Census Bureau.

     Richard A. Place, 61, has been a director since 1994, and previously served as a director from 1989 to 1991. Mr. Place is retired. From 1960 to 1991 Mr. Place was an executive of Ford Motor Company. From 1991 to 1994 he was an executive adviser to Mazda Research & Development of North America, Inc.

     James K. Sommer, 63, has been a director since 1989.  Mr.
Sommer has been a member of the law firm of Sommer & Barnard, PC, Indianapolis, Indiana, since 1969.

     Ralph R. Whitney, Jr., 61, has been a director since 1983 and was Chairman of the Board from 1983 to 1985. Mr. Whitney has been a principal of Hammond, Kennedy, Whitney & Company, Inc., a New York, New York financial intermediary and private investment banking firm, since 1971. Mr. Whitney is also a director of Adage, Inc., IFR Systems, Inc., Selas Corporation of America, Baldwin Technologies, Inc. and Keene Corporation.


Compensation of Directors

     Directors of the Corporation who are not officers receive $20,000 per year payable quarterly plus $1,000 per board and $750 per committee meeting attended. In addition, such directors receive $500 per day while working on special assignments. Non-employee directors are also granted options to purchase 1,000 common shares, at the fair market value on the date of grant, upon their initial election or appointment and annually upon reelection. The options expire at the earlier of one year after termination of the director's Board membership or ten years after the date of grant. Directors who are officers of the Corporation receive no fees for serving as directors.


Board Meetings and Committees

     The Board of Directors met seven times in 1995. The Board has an audit committee and a compensation committee but does not have a nominating committee.

     The purpose and functions of the audit committee are to recommend the engagement or discharge of independent auditors; to review year-end financial statements prior to issuance; to review the services from time to time being performed by the independent auditors, including non-audit services; and to make appropriate reports and recommendations to the Board of Directors. Messrs. Whitney, Sommer and Keane are the members of the audit committee. The audit committee met three times during the year.

     The law firm of Sommer & Barnard, PC, of which Mr. Sommer is a member, serves as legal counsel for the Corporation.

     Messrs. Place and Keane are the members of the compensation committee. The compensation committee formulates executive compensation policy for the Company, and determines, subject to Board review and approval, the compensation of all executive officers. The compensation committee administers the Corporation's 1994 Stock Compensation Plan. The compensation committee met two times in 1995.

Security Ownership of Management

     The following table sets forth, as of February 15, 1996, information regarding the beneficial ownership of common shares of the Corporation by each director of the Corporation, each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group.

                                           Amount and Nature of
Name of Beneficial Owner                of Beneficial Ownership<F1>
James O. Futterknecht, Jr.                        33,454
Joseph A. Robinson                                 2,773<F2>
John G. Keane                                      2,500<F3>
Richard A. Place                                   3,000<F4>
James K. Sommer                                    6,501<F5>
Ralph R. Whitney, Jr.                             22,000<F6>
Louis R. Csokasy                                  10,718
James E. Crawford                                  5,887<F7>
Terrance L. Lindberg                               9,365<F8>

All Executive Officers and Directors
as a Group (eleven persons)                       96,534<F9>

     <F1>All amounts are less than one percent of the outstanding shares of the class.

     <F2>Includes 693 shares held for Mr. Robinson's account in the
Corporation's Employee Stock Purchase Plan.

     <F3>Includes 2,000 shares subject to an option held by Dr.
Keane.

     <F4>Includes 1,000 shares held by a trust with respect to
which Mr. Place has the power to vote and to direct the disposition, and 2,000 shares subject to an option held by Mr.
Place.

     <F5>Includes 2,000 shares subject to an option held by Mr.
Sommer.

     <F6>Includes 2,000 shares subject to an option held by Mr.
Whitney.

     <F7>Includes 457 shares owned by Mr. Crawford's wife, as to which Mr. Crawford disclaims beneficial ownership.  Also includes
280 shares held for Mr. Crawford's account in the Corporation's
Employee Stock Purchase Plan.

     <F8>Includes 8,250 shares subject to an option held by Mr.
Lindberg.

     <F9>Includes shares owned by spouses, whether or not
beneficial ownership is disclaimed, and 16,250 shares subject to options held by an executive officer and directors.

                    COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table shows the compensation for the past three years of each person who served the Corporation as Chief Executive Officer during 1995, and the Corporation's next four most highly compensated executive officers.


                      SUMMARY COMPENSATION TABLE

                                                                       Long Term
                                                                      Compensation
                                                                         Awards
                                                                       Securities
Name and                                            Other Annual       Underlying      All Other
Principal Position      Year     Salary($) Bonus($) Compensation($)<F1> Options    Compensation($)<F3>
                        <C)
James J. Lohman<F4>     1995      282,750   120,270      0              20,000          4,500
Chairmn of the          1994      345,000   284,625    4,806            20,000          4,500
Board and CEO           1993      328,000   307,500    4,730                0           5,396

James O.                1995      315,000   149,546    1,965            20,000          4,500
Futterknecht, Jr.       1994      286,000   235,950    1,823            20,000          4,500
Chairman of the         1993      270,000   258,125    2,455                0           5,396
Board and CEO

Joseph A. Robinson      1995      185,000    58,553    3,025            13,000          4,500
Secretary, Treasuer     1994      169,000    92,950    3,097            13,000          4,500
and CFO                 1993      160,000   100,000    2,462                0           5,302

Louis R. Csokasy        1995      155,000    49,058    2,606            11,000          4,500
Vice President and      1994      142,000    79,875    2,675            11,000          4,500
and Managing            1993      133,000    83,125    2,217                0           4,440
Director, Automotive
Window and Door Systems

James E. Crawford       1995      146,000    46,209    3,056            11,000          4,500
Vice President and      1994      139,000    78,188    3,240            11,000          4,500
Managing Director,      1993      131,000    81,875    2,497                0           4,380
Value Management and
Product Research and
Development

Terrance L. Lindberg    1995      140,000    44,310    3,931             11,000         4,500
Vice President and      1994      134,000    73,700    3,518             11,000         4,500
Director, Mass          1993      126,000    78,750    2,989                 0          4,300
Transit/RV/Heavy
Truck Window & Door
Systems

    <F1>Represents reimbursements to the named executive officers for payment of income taxes.

     <F2>All options granted in 1994 were terminated in 1995 and replaced by new options. See "Ten-Year Option Repricings" and the accompanying table below.

    <F3>Represents contributions by the Corporation to the accounts of each of the named executive officers in the Corporation's deferred compensation and savings plan.

     <F4>James J. Lohman died September 27, 1995.

Options

     The following table shows the options to purchase common shares granted to the named executive officers in 1995 pursuant to the Corporation's 1994 Stock Compensation Plan.

                  OPTION GRANTS IN LAST FISCAL YEAR


                                                                              Potential Realizable
                                                                              Value at Assumed Annual
                                                                              Rates of Stock Price
                                                                              Appreciation for
                   Individual Grants                                          Option Term

                   Number of
                   Securities        % of Total
                   Underlying    Options Granted
                   Options       to Employees in   Exercise    Expiration
Name               Granted(#)    Fiscal year(%)    Price($)    Date            5%($)       10%($)
James J. Lohman     20,000<FN1>      7.26          12.375        -<FN2>            -           -

James O.
Futterknecht, Jr.   20,000<FN1>      7.26          12.375       4-19-2005      156,000    394,000

Joseph A.
Robinson            13,000<FN1>      4.71          12.375       4-19-2005      101,000    256,000

Louis R. Csokasy    11,000<FN1>      3.99          12.375       4-19-2005       86,000    217,000

James E. Crawford   11,000<FN1>      3.99          12.375       4-19-2005       86,000    217,000

Terrance L.
Lindberg            11,000<FN1>      3.99          12.375       4-19-2005       86,000    217,000

     <F1>Options become exercisable in 25% increments on April 20,
1996;  April 20, 1997; April 20, 1998;  April 20, 1999.  Options
are Incentive Stock Options under Section 422 of the Internal
Revenue Code.

     <F2>Options granted to Mr. Lohman in 1995 expired December 27,
1995, as a result of his death.

     The following table shows the number and value of options held by the named executive officers as of December 31, 1995.

                       FISCAL YEAR-END OPTION VALUES

                         Number of Securities
                         Underlying Unexercised    Value of Unexercised in
                         Options at Fiscal         the Money Options at
                         Year-End($)               Fiscal Year-End ($)<FN1>
Name                     Exercisable/Unexercisable Exercisable/Unexercisable

James O.
Futterknecht, Jr.              0/20,000                   0/32,500

Joseph A. Robinson             0/13,000                   0/21,100

Louis R. Csokasy               0/11,000                   0/17,900

James E. Crawford              0/11,000                   0/17,900

Terrance L. Lindberg           0/11,000                   0/17,900

    <F1>Based on the closing price of the Corporation's common shares on December 29, 1995.

Ten-Year Option Repricing

     The following table sets forth the information with respect to certain options granted to the named executive officers which were terminated and replaced with new options in 1995.


                         TEN-YEAR OPTION REPRICING

                                                                              Length of
                         Number of                                             Original
                         Securities     Market Price                          Option Term
                         Underlying     of Stock at   Exercise Price   New     Remaining
                          Options         Time of      at Time of    Exercise  at Date of
Name              Date   Reported        Repricing     Repricing       Price   Repricing
James O.        4-20-95   20,000          $12.375       $18.125      $12.375   Nine Years
Futterknecht, Jr.

Joseph A.       4-20-95   13,000          $12.375       $18.125      $12.375   Nine Years
Robinson

Louis R.        4-20-95   11,000          $12.375       $18.125      $12.375   Nine Years
Csokasy

James E.        4-20-95   11,000          $12.375       $18.125      $12.375   Nine Years
Crawford

Terrance        4-20-95   11,000          $12.375       $18.125      $12.375   Nine Years
L. Lindberg


Report of Compensation Committee on Option Repricing

     On April 19, 1995, the Compensation Committee of the Board of Directors (the "Committee") approved replacement of incentive stock options granted May 5, 1994, having an exercise price of $18.125 per share, with new options having an exercise price of $12.375 and otherwise identical terms. The Committee considered the increases in the Corporation's net sales and earnings per share and the decrease in selling, administrative and engineering expenses as a percentage of net sales in fiscal 1994 as compared to fiscal 1993, and concluded that the Corporation's performance, and that of its key employees, was good. The Committee further considered the general market trends affecting the price of the Corporation's shares and concluded that the decline in such price was primarily due to market forces beyond the control of the Corporation's key employees. Finally, the Committee concluded that the difference between the exercise price of the outstanding options and the market price of the common shares was too great to provide any meaningful incentive to the option holders.

     Accordingly, each option holder was offered the choice of retaining the outstanding option or surrendering the outstanding option and receiving a grant of a new option for the same number of shares. All optionees chose to receive the new options.

     MEMBERS OF THE COMPENSATION COMMITTEE:

     Richard A. Place
     John G. Keane

Pension Plan

     Set forth below is a table showing the estimated annual benefits payable upon normal retirement under the Corporation's pension plan (the "Pension Plan") for various compensation and years-of-service classifications, assuming the current maximum FICA wage base of $62,700 remains unchanged.


Final Avg.                    Credited Years of Service
Earnings
                  15            20           25           30            35

$ 50,000        $ 8,299     $11,066      $13,832       $16,598       $19,365
$100,000        $18,799     $25,066      $31,332       $37,598       $43,865
$150,000<F1>    $29,299     $39,066      $48,832       $58,598       $68,365

<F1>  Effective January 1, 1994, this is the maximum amount of final average annual earnings upon which benefits may be computed under the Employee Retirement Income Security Act of 1974, as amended by the Omnibus Budget Reconciliation Act of 1993. As of December 31, 1993, James O. Futterknecht had accrued benefits in excess of those permitted to be accrued under current law. On retirement, he will be entitled to receive benefits equal to the greater of (i) the benefits he had accrued as of December 31, 1993, or (ii) benefits calculated using $150,000 as the maximum final annual average earnings and his credited years of service at retirement.

     Benefits under the Pension Plan are, subject to certain limitations, equal to the number of years of credited service times the sum of .75% of final average earnings and .65% of final average earnings in excess of the "breakpoint." The term
"breakpoint" is defined as an annual amount equal to 36% of the maximum FICA wage base in effect for the preceding year. Final average earnings are generally defined as a participant's average annual earnings for the five consecutive calendar years of highest earnings during the 15 years prior to the earlier of retirement or termination of employment. Such earnings include the salaries and bonuses reported in the Summary Compensation Table. The benefits are not subject to any deduction for Social Security or other offset amounts. The credited years of service for the individuals listed in the Summary Compensation Table are as follows: Mr. Futterknecht -25; Mr. Robinson - 3; Mr. Csokasy - 23; Mr. Crawford
- 17;  and Mr. Lindberg - 11.


Deferred Compensation Plans

     To supplement the benefits under the Pension Plan for its senior executive officers, the Corporation has adopted its 1989
Deferred Compensation Plan (as amended, the "1989 Plan"). Messrs. Futterknecht, Robinson, Csokasy, Crawford and Lindberg are participants in the 1989 Plan.

     A participant in the 1989 Plan retiring at age 62 or later will receive a benefit of monthly payments for life, commencing at retirement, with a minimum of 120 monthly payments assured. Each monthly payment will be equal to one-twelfth of 75% (85% for all persons who were participants prior to December 1, 1993) of the participant's three-year final average base salary (not including bonuses), offset by (i) the participant's Pension Plan benefits, adjusted for commencement at age 62, payable for life, and (ii) 50% of the participant's primary Social Security benefit payable at age 62 (whether or not commencement at age 62 is actually elected) and
(iii) with respect to individuals who first become participants on or after December 1, 1993, by the amount of any benefits payable from any other employer's qualified defined benefit plan or any other plan supplementing such a plan. A participant is entitled to elect early retirement under the 1989 Plan. Benefits for early retirees are calculated in the same manner as for retirement at age 62, except (i) the percentage of the three-year final average base salary is reduced by one-quarter of one percent for each month retirement occurs prior to age 62, (ii) the offset for pension plan benefits is adjusted downward to the amount payable to the retiree in the event immediate commencement (payable for life) is elected (whether or not actually elected), and (iii) there is no offset for Social Security until the participant reaches age 62. Payments to early retirees commence on the later of the date of retirement or the date the participant attains age 55. If a participant dies before retirement, his or her designated beneficiary is entitled to 120 monthly payments determined as if the participant elected retirement on the day before death, except that payment of benefits commences immediately regardless of the participant's age at death.

     The Corporation has established the Excel Industries, Inc. Executive Compensation Trust (the "Compensation Trust") as a depository arrangement whereby the Corporation sets aside cash and other assets to be accumulated and distributed to participants in the 1989 Plan and the Supplemental Plan as benefits thereunder become payable. The Compensation Trust is not intended to and does not fund the 1989 Plan and the Supplemental Plan. The assets held in the Compensation Trust are at all times subject to the claims of the Corporation's creditors. The Compensation Trust may be revoked by the Corporation's Board of Directors at any time prior to a "Change in Control" (as defined below) of the Corporation. After a Change in Control or a failure of the Corporation, after 30 days written notice, to pay benefits under the 1989 Plan or the Supplemental Plan, the Compensation Trust becomes irrevocable and the Corporation generally may not recover any part of the corpus or income of the Compensation Trust for any purpose other than providing payments to participants in the 1989 Plan and the Supplemental Plan and administering the Compensation Trust.

     A "Change in Control" occurs under the Compensation Trust agreement upon the happening of any of the following: (i) the consummation of a merger or consolidation of the Corporation with any other entity resulting in holders of the Corporation's voting capital stock receiving less than fifty percent of the voting capital stock of the surviving entity; (ii) the sale, lease, exchange or transfer of all or substantially all of the Corporation's assets; (iii) the approval by the Corporation's shareholders of any plan or proposal for the liquidation or dissolution of the Corporation; (iv) the acquisition by any person, other than a Trustee of any employee benefit plan of the Corporation, after the execution of the Compensation Trust agreement of thirty-five percent or more of the outstanding voting power of the Corporation's securities; or (v) a change in a majority of the directors of the Corporation in any period of less than two years, not counting persons elected or nominated by a vote of two-thirds of the directors in office at the beginning of such period or whose election or nomination was previously so approved.

Executive Separation Agreements

     The Corporation has entered into Executive Separation Agreements (the "Separation Agreements") with the named executive officers and two other executive officers. The Separation Agreements provide for separation pay should a Change in Control (as described above for the Compensation Trust, except that the acquisition test described in item (iv) above is thirty percent with respect to the Separation Agreements) of the Corporation occur. The Separation Agreements were unanimously approved by the non-employee directors.

     Under the Separation Agreements, the executive's employment must be terminated involuntarily (other than for serious misconduct), or voluntarily by the executive officer for good reason, i.e. if the executive officer is demoted, relocated, or has a reduction in compensation, for separation pay to be available. Separation pay equals 2.95 times the executive officer's average annual compensation for the most recent five taxable years ending before a Change in Control, and disability and medical benefits are extended for three years after termination. The executive officer is also entitled to continue to participate in the Corporation's retirement plans for three years after termination, or if such plans prohibit continued participation after termination, to receive benefits equal to the incremental benefit the executive officer would have received had his employment terminated three years after the actual date of termination. The Separation Agreements provide for adjustments to avoid, and reimbursement by the Corporation of, excise taxes imposed on the executive officer under the Internal Revenue Code with respect to the separation pay.

     The Corporation believes that by assuring the executive officer of some financial security, the Separation Agreements protect the shareholders by neutralizing any bias of the executive officers in considering proposals to acquire the Corporation. The Corporation believes these advantages outweigh the disadvantage of the cost of the benefits.

Report of the Compensation Committee on Executive Compensation

     The Compensation Committee of the Board of Directors of the Corporation (the "Committee") formulates executive compensation policy for the Corporation and determines, subject to board review and approval, the compensation of all executive officers named above. The Committee is comprised of non-employee directors.

     Broad Policy Considerations. In the determination of 1994 executive compensation, the following broad compensation policies were followed:

     1. Executive compensation must be competitive. This policy was considered to be critical in order for the Corporation to attract and retain qualified management personnel.

     2. Executive compensation should be based upon Corporation performance with emphasis on shareholder return.

     3. The setting of executive compensation needs to be fair and needs to take into account the business reality that there are significant factors affecting Corporation performance which are outside of management's control.

     4.   Executive compensation ought to be incentive based.
There should be opportunities for substantial bonuses based upon Corporation performance.

     5. An effective executive compensation plan requires a long-term incentive element as well as short-term incentive elements.

     Compensation Programs. The short-term components of the Corporation's executive compensation programs consist of base salary and bonuses under the Corporation's Incentive Compensation Plan (the "Cash Incentive Plan"). The existing Cash Incentive Plan was formulated and established by the Board of Directors of the Corporation in 1992 and has since been continued as a complement to base salaries. As set forth below, the Cash Incentive Plan is tailored to fit the second and fourth goals listed above since bonuses thereunder are calculated based on a targeted after-tax return on shareholders' equity and since relatively high potential bonuses, taken as a percentage of total compensation, can be earned under the Plan. In 1993 and 1994, the Board of Directors and shareholders of the Corporation, respectively, approved and adopted the 1994 Stock Compensation Plan (the "Stock Incentive Plan") as recommended by the Committee. The Stock Incentive Plan provides the long-term incentive component of the executive compensation programs of the Corporation in accordance with the fifth goal enumerated above.

     Base Salary. In determining 1995 base salaries for executives, emphasis was placed on a comparison of each individual's salary to the salaries received by individuals in similar positions in other companies of comparable size and line of business based upon available salary survey information and other published materials. The Committee also considered the recommendations of the Chief Executive Officer as to salaries other than his own. Individual performances as well as the Corporation's performance compared to financial objectives also were considered.

     Cash Incentive Compensation. Under the Cash Incentive Plan, bonus opportunities as a percentage of gross salary have been established for four levels of employees and a target after-tax return on shareholders' equity has been established as the return required in order for employees to achieve 100 percent of their respective bonus opportunities. At the time the Board established such targeted return on shareholders' equity, consideration was given to available information regarding the median return on equity achieved by Fortune 500 companies in the motor vehicle and parts businesses. The Board also took into account the average return on equity which had been achieved over a five-year period by a leading competitor. In determining not to revise the targeted return on equity in the Cash Incentive Plan, the Committee has continued to review the return on average shareholder equity achieved by other companies. In the event a return on shareholders' equity in excess of the targeted return is achieved, higher bonuses, up to a maximum of 150 percent of bonus opportunities, can be earned. Thus, consistent with the policy of emphasizing incentives/rewards based upon performance, relatively high potential bonuses, taken as a percentage of total compensation, can be and were awarded to employees covered by the Plan.

     Stock Incentive Compensation. The Corporation's 1994 Compensation Plan represented a departure from the Corporation's historic practice of primarily focusing on cash compensation in the form of salaries and bonuses, a practice which stemmed from the equity participation of management in the acquisition company which was merged into the Corporation in 1983. The Committee recognized that management changes and additions had obsoleted that restrictive focus and felt it should reactivate, as part of the Corporation's executive compensation structure, the long-term incentive stimulus which flows from equity participation or from an opportunity to obtain equity participation. Since stock option values are dependent upon the long-term growth of the Corporation's stock price, the Committee believed that the grant of stock options was the appropriate way in which to add a long-term incentive element to the Corporation's executive compensation programs.

     The stock options authorized and granted by the Committee in 1994 were ten-year options which were to vest in equal parts over a four-year period commencing on the first anniversary date of the option grants. In 1995 those options were repriced for the reasons set forth in the Compensation Committee's Report on Option Repricing, above. Executive officer stock option awards were primarily based on the respective levels of position and responsibility of the individuals to whom the options were awarded. As with the determination of base salaries, the Committee also considered the recommendations of the Chief Executive Officer.

     Deferred Compensation. The policy which the Board has applied with regard to deferred compensation is to have a competitive plan designed to encourage key employees to remain with the Corporation.

     Chief Executive Officer Compensation. The compensation of the Chief Executive Officer essentially reflects consideration and application of the same policies and factors described above. In particular, as to Mr. Lohman, consideration was given to the leadership skills consistently demonstrated by him; the responsibilities imposed on him; and a comparison of his compensation to the compensation paid to chief executive officers of similarly situated companies. Mr. Lohman's bonus was based upon the after tax return on equity of the Corporation during 1995 as compared to the target return set forth in the Cash Incentive Plan. The stock option awarded to Mr. Lohman was reflective of his position and responsibility as the chief executive officer of the Corporation. Mr. Futterknecht's compensation for 1995 was not affected by his election as Chief Executive Officer on September 27, 1995.

     Other. The Committee believes that, other than tax-favored compensation such as incentive stock options, executive compensation should be structured and limited to the extent necessary to preserve the tax deductibility of the compensation paid by the Corporation (except in extraordinary or unforeseen circumstances). The 1994 Stock Compensation Plan has been structured to meet that goal with respect to any options granted under such plan.


     MEMBERS OF THE COMPENSATION COMMITTEE:

     Richard A. Place
     John G. Keane


Performance Graph

     The following graph compares the cumulative total shareholder return on the Corporation's common shares, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the cumulative total return on the common stock of a peer group of automotive parts manufacturers. The peer group includes the following companies: Allen Group, Amcast Industrial Corporation, Cooper Tire & Rubber, Dana Corp., Donnelly Corporation, Douglas & Lomason Company, Echlin, Inc., Genuine Parts, Goodyear Tire & Rubber, Johnson Controls Corporation, MascoTech, Modine Manufacturing Company, Snap-on Tools, The Standard Products Co., and Timken Co.

                      COMPARISON OF CUMULATIVE TOTAL RETURN



         1990        1991         1992       1993          1994          1995

Excel   $100.00      78.09       181.47      198.04       153.18       158.63

S&P500  $100.00     130.47       140.41      154.56       156.60       214.86

Peer
Group  $100.00      155.11       201.42      252.23       218.34       266.26


     ASSUMES $100 INVESTED ON DECEMBER 31, 1990
     TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
     NOTE:  TOTAL RETURNS BASED ON MARKET CAPITALIZATION

               APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Corporation has appointed Price Waterhouse LLP as independent auditors to examine the financial statements of the Corporation and its subsidiaries for the current fiscal year ending December 28, 1996. Although there is no requirement that such appointment be submitted to a vote of the shareholders, the Board of Directors feels that the shareholders should be afforded the opportunity to ratify the appointment. If the shareholders do not ratify the appointment, the Board of Directors, in its discretion and without further vote of the shareholders, will select another firm to serve as independent auditors for the current fiscal year.

     Price Waterhouse LLP has served as independent auditors for the Corporation and its subsidiaries continuously since 1955 and is considered by the Board of Directors to be well qualified. The Board of Directors therefore recommends a vote FOR ratification of the appointment of Price Waterhouse LLP, and if the enclosed proxy is duly executed and received in time for the meeting and if no contrary specification is made as provided therein, it is the intention of the persons named therein to vote the shares represented thereby for ratification of such appointment.

     A representative of Price Waterhouse LLP is expected to be present at the shareholder meeting and will have the opportunity to make a statement if he desires to do so. Price Waterhouse LLP has indicated that it presently does not intend to make a statement but that its representative will be available to respond to appropriate questions.


Shareholder Proposals

     November 14, 1996 is the date by which shareholder proposals intended to be presented at the 1997 annual meeting must be received by the Corporation to be considered for inclusion in the proxy materials relating to that meeting.


Other Matters

     The Annual Meeting is called for the purposes set forth in the "Notice of Annual Meeting." The Board of Directors has not been informed of any matters other than those stated in the Notice that are to be presented at the meeting. If any other business is brought before the meeting, the persons named in the attached proxy will vote according to their discretion.

BY ORDER OF THE BOARD OF DIRECTORS.


                                   ______________________________
                                   Joseph A. Robinson
                                   Secretary


IMPORTANT:

     Please immediately mark, sign, date and return your Proxy in the enclosed stamped, addressed envelope. If you attend the meeting and if you so desire, you may withdraw your Proxy and vote in person. THANK YOU FOR ACTING PROMPTLY.


PROXY                                      EXCEL INDUSTRIES, INC.



                 ANNUAL MEETING OF SHAREHOLDERS
                         April 18, 1996
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby constitutes and appoints James O. Futterknecht, Jr. and Ralph R. Whitney, Jr., and each of them, proxies with full power of substitution to vote for the undersigned all common shares of Excel Industries, Inc. which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on April 18, 1996, at 10:00 a.m. (Eastern Standard Time) and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked below upon the matters listed below, and otherwise in their discretion.

The Board of Directors Recommends a vote "FOR all nominees" in Item 1 and "FOR" Item 2.


Item 1.   Election of Directors

     Nominees:
       James O. Futterknecht, Jr., John G. Keane, Richard A.
       Place, Joseph A. Robinson, James K. Sommer and Ralph R.
       Whitney, Jr.

          ( ) FOR all nominees listed above, except authority is withheld to vote for the following nominee or nominees, if any:


          ( ) WITHHOLD AUTHORITY to vote for all nominees listed above.



Item 2. Ratification of Price Waterhouse LLP as independent auditors for the current fiscal year ending December 28, 1996.

     ( )  FOR            ( )  AGAINST        ( )  ABSTAIN



THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY
THE SHAREHOLDER.  IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED
PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN
ITEM 1 AND "FOR" IN ITEM 2.




Account Number: _______________   _______________________
                                  Date


Number of Shares: _____________   ________________________
                                   Signature

                                  ________________________
                                   Signature



Please date this Proxy and sign exactly as your name or names appear above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.